EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2026 Second Quarter Results and Raises the Low End of its Fiscal 2026 EPS Guidance

•Sales for the quarter increased 7.7 percent. Organic sales increased 1.6 percent, acquisitions increased sales 2.3 percent and foreign currency translation increased sales 3.8 percent.
•Diluted EPS increased 21.7 percent to $1.01 in the second quarter of fiscal 2026 compared to $0.83 in the same quarter of the prior year. Adjusted Diluted EPS* increased 9.0 percent to $1.09 in the second quarter of fiscal 2026 compared to $1.00 in the same quarter of the prior year.
•Net cash provided by operating activities increased to $53.3 million in the second quarter of fiscal 2026 compared to $39.6 million in the second quarter of last year.
•The low end of Adjusted Diluted EPS* Guidance was raised for the full year ending July 31, 2026 from the previous range of $4.90 to $5.15 per share to the new range of $4.95 to $5.15 per share. GAAP earnings per diluted Class A Nonvoting Common share guidance for the year ending July 31, 2026 was raised from the previous range of $4.57 to $4.82 per share to $4.62 to $4.82 per share.

MILWAUKEE (February 19, 2026) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2026 second quarter ended January 31, 2026.

Quarter Ended January 31, 2026 Financial Results:
Sales for the quarter ended January 31, 2026 increased 7.7 percent, which consisted of organic sales growth of 1.6 percent, growth of 2.3 percent from acquisitions and an increase of 3.8 percent from foreign currency translation. Sales for the quarter ended January 31, 2026 were $384.1 million compared to $356.7 million in the same quarter last year. By region, sales increased 7.6 percent in the Americas & Asia and sales increased 7.9 percent in Europe & Australia, which consisted of organic sales growth of 3.1 percent in the Americas & Asia and an organic sales decline of 1.1 percent in Europe & Australia.
Income before income taxes increased 19.1 percent to $62.0 million in the quarter ended January 31, 2026, compared to $52.0 million in the same quarter last year. Adjusted Income Before Income Taxes* in the quarter ended January 31, 2026, which was adjusted for amortization expense of $5.2 million, was $67.2 million, an increase of 7.7 percent compared to the second quarter of last year. Adjusted Income Before Income Taxes* in the quarter ended January 31, 2025, which was adjusted for amortization expense and facility closure and other reorganization costs of $10.3 million, was $62.4 million.
Net income for the quarter ended January 31, 2026 was $48.1 million compared to $40.3 million in the same quarter last year. Adjusted Net Income* in the quarter ended January 31, 2026 was $52.0 million compared to $48.1 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share was $1.01 compared to $0.83 in the same quarter last year. Adjusted Diluted EPS* in the quarter ended January 31, 2026 was $1.09 compared to $1.00 in the same quarter last year.

Six-Month Period Ended January 31, 2026 Financial Results:
Sales for the six-month period ended January 31, 2026 increased 7.6 percent, which consisted of organic sales growth of 2.2 percent, growth of 2.8 percent from acquisitions and an increase of 2.6 percent from foreign currency translation. Sales for the six months ended January 31, 2026 were $789.4 million compared to $733.7 million in the same period last year. By region, sales increased 8.6 percent in the Americas & Asia and sales increased 5.7 percent in Europe & Australia, which consisted of organic sales growth of 3.9 percent in the Americas & Asia and an organic sales decline of 0.9 percent in Europe & Australia.
Income before income taxes increased 17.7 percent to $130.5 million in the six-month period ended January 31, 2026, compared to $110.8 million in the same period last year. Adjusted Income Before Income Taxes* in the six-month period ended January 31, 2026, which was adjusted for amortization expense of $10.5 million, was $141.0 million, an increase of 7.7 percent compared to the same period last year. Adjusted Income Before Income Taxes* in the six-month period ended January 31, 2025, which was adjusted for amortization expense, facility closure and other reorganization costs and acquisition-related charges of $20.1 million, was $130.9 million.
Net income in the six-month period ended January 31, 2026 was $102.0 million compared to $87.1 million in the same period last year. Adjusted Net Income* in the six-month period ended January 31, 2026 was $110.0 million compared to $102.3 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share was $2.14 compared to $1.81 in the same period last year. Adjusted Diluted EPS* in the six-month period ended January 31, 2026 was $2.30 compared to $2.12 in the same period last year.

Commentary:
“This quarter marks Brady’s 20th consecutive quarter of organic sales growth, alongside a significant improvement in segment profit within both our Americas & Asia and Europe & Australia regions,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “We continue to increase our investment in research and development for innovative new products, which most recently included the i4311 industrial label printer launched last week. This printer is equipped with exciting new features unlike any other printer offering, including our LabelSenseTM technology, which simplifies adhesive material changeover while resulting in zero waste. We have more innovative new products in our roadmap, which we will deliver while continuing to improve our operational efficiency.”
“In addition to our improved profitability, we increased our cash flow from operating activities by nearly 38 percent through the first half of this fiscal year, and we were in a net cash position of $97.8 million at January 31, 2026,” said Brady’s Chief Financial Officer, Ann Thornton. “Our strong balance sheet provides us with opportunities to continue to invest in both organic growth and strategic acquisitions to increase shareholder value over the long-term.”

Fiscal 2026 Guidance:
The Company raised the low end of its GAAP earnings per diluted Class A Nonvoting Common Share guidance for the year ending July 31, 2026 from $4.57 to $4.82 per share, to $4.62 to $4.82 per share. The Company raised the low end of its Adjusted Diluted EPS* guidance for the year ending July 31, 2026 from $4.90 to $5.15 per share to $4.95 to $5.15 per share.

The assumptions included in fiscal 2026 guidance include a full-year income tax rate of approximately 21 percent, depreciation and amortization expense of approximately $44 million, and capital expenditures of approximately $45 million. Fiscal 2026 guidance is based on foreign currency exchange rates as of January 31, 2026 and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2026 second quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2025, employed approximately 6,400 people in its worldwide businesses. Brady’s fiscal 2025 sales were approximately $1.51 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Adjusted Income Before Income Taxes, Adjusted Net Income, and Adjusted Diluted EPS are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of materials, labor, material shortages and supply chain disruptions, including as a result of tariffs or other impacts of the global trade environment; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; Brady’s ability to identify, integrate and grow acquired companies, and to manage contingent liabilities from divested businesses; difficulties in protecting our websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; litigation, including product liability claims; global climate change and environmental regulations; foreign currency fluctuations; changes in tax legislation and tax rates; potential write-offs of goodwill and other intangible assets; differing interests of voting and non-voting shareholders and changes in the regulatory and business environment around dual-class voting structures; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2025.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Net sales	$384,137	$356,675	$789,424	$733,740
Cost of goods sold	189,743	180,832	386,198	368,208
Gross margin	194,394	175,843	403,226	365,532
Operating expenses:
Research and development	24,309	18,723	47,601	37,644
Selling, general and administrative	107,895	105,886	225,463	217,732
Total operating expenses	132,204	124,609	273,064	255,376

Operating income	62,190	51,234	130,162	110,156

Other income (expense):
Investment and other income	805	2,125	2,517	3,359
Interest expense	(990)	(1,312)	(2,198)	(2,668)

Income before income taxes	62,005	52,047	130,481	110,847

Income tax expense	13,954	11,713	28,494	23,730

Net income	$48,051	$40,334	$101,987	$87,117

Net income per Class A Nonvoting Common Share:
Basic	$1.02	$0.84	$2.16	$1.82
Diluted	$1.01	$0.83	$2.14	$1.81

Net income per Class B Voting Common Share:
Basic	$1.02	$0.84	$2.14	$1.81
Diluted	$1.01	$0.83	$2.12	$1.79

Weighted average common shares outstanding:
Basic	47,310	47,851	47,291	47,792
Diluted	47,738	48,306	47,734	48,261

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31, 2026	July 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$176,492	$174,349
Accounts receivable, net of allowance for credit losses of $7,446 and $7,876, respectively	242,905	231,944
Inventories	225,821	200,881
Prepaid expenses and other current assets	17,105	14,661
Total current assets	662,323	621,835
Property, plant and equipment—net	244,048	225,572
Goodwill	696,996	676,945
Other intangible assets	109,702	105,374
Deferred income taxes	19,396	20,862
Operating lease assets	65,703	58,422
Other assets	27,032	25,243
Total	$1,825,200	$1,734,253
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$100,002	$105,028
Accrued compensation and benefits	72,842	92,657
Taxes, other than income taxes	20,517	21,537
Accrued income taxes	5,631	5,547
Current operating lease liabilities	17,451	15,234
Other current liabilities	94,386	90,329
Total current liabilities	310,829	330,332
Long-term debt	78,706	99,766
Long-term operating lease liabilities	48,741	43,565
Other liabilities	73,904	68,379
Total liabilities	512,180	542,042
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 43,679,050 and 43,530,012 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	361,567	359,269
Retained earnings	1,396,642	1,317,739
Treasury stock—7,582,437 and 7,731,475 shares, respectively, of Class A nonvoting common stock, at cost	(389,988)	(393,186)
Accumulated other comprehensive loss	(55,749)	(92,159)
Total stockholders’ equity	1,313,020	1,192,211
Total	$1,825,200	$1,734,253

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Six months ended January 31,
	2026	2025
Operating activities:
Net income	$101,987	$87,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,205	20,096
Stock-based compensation expense	9,259	7,993
Deferred income taxes	7,571	(3,076)
Other	410	231
Changes in operating assets and liabilities:
Accounts receivable	(1,924)	6,605
Inventories	(16,747)	(8,384)
Prepaid expenses and other assets	(1,280)	(2,571)
Accounts payable and accrued liabilities	(34,710)	(41,650)
Income taxes	(101)	(3,361)
Net cash provided by operating activities	86,670	63,000

Investing activities:
Purchases of property, plant and equipment	(21,947)	(14,423)
Acquisition of businesses, net of cash acquired	(17,416)	(137,348)
Other	(1,958)	53
Net cash used in investing activities	(41,321)	(151,718)

Financing activities:
Payment of dividends	(23,084)	(22,867)
Proceeds from exercise of stock options	8,255	5,712
Payments for employee taxes withheld from stock-based awards	(3,318)	(2,130)
Purchase of treasury stock	(8,964)	—
Proceeds from borrowing on credit agreement	72,500	159,373
Repayment of borrowing on credit agreement	(93,560)	(162,621)
Other	266	190
Net cash used in financing activities	(47,905)	(22,343)

Effect of exchange rate changes on cash and cash equivalents	4,699	(605)

Net increase (decrease) in cash and cash equivalents	2,143	(111,666)
Cash and cash equivalents, beginning of period	174,349	250,118

Cash and cash equivalents, end of period	$176,492	$138,452

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
NET SALES
Americas & Asia	$251,604	$233,846	$520,497	$479,274
Europe & Australia	132,533	122,829	268,927	254,466
Total	$384,137	$356,675	$789,424	$733,740

SALES INFORMATION
Americas & Asia
Organic	3.1%	4.3%	3.9%	4.7%
Acquisitions	3.5%	7.6%	4.2%	7.5%
Currency	1.0%	(1.4)%	0.5%	(0.8)%
Divestiture	—%	—%	—%	(0.8)%
Total	7.6%	10.5%	8.6%	10.6%
Europe & Australia
Organic	(1.1)%	(0.8)%	(0.9)%	—%
Acquisitions	—%	15.1%	—%	15.1%
Currency	9.0%	(3.6)%	6.6%	(0.1)%
Total	7.9%	10.7%	5.7%	15%
Total Company
Organic	1.6%	2.6%	2.2%	3.1%
Acquisitions	2.3%	10.2%	2.8%	10.0%
Currency	3.8%	(2.2)%	2.6%	(0.5)%
Divestiture	—%	—%	—%	(0.5)%
Total	7.7%	10.6%	7.6%	12.1%

SEGMENT PROFIT
Americas & Asia	$53,751	$45,986	$113,614	$100,886
Europe & Australia	15,422	11,378	34,154	24,492
Total segment profit	$69,173	$57,364	$147,768	$125,378
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	21.4%	19.7%	21.8%	21.0%
Europe & Australia	11.6%	9.3%	12.7%	9.6%
Total	18.0%	16.1%	18.7%	17.1%

	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Total segment profit	$69,173	$57,364	$147,768	$125,378
Unallocated amounts:
Administrative costs	(6,983)	(6,130)	(17,606)	(15,222)
Investment and other (expense) income	805	2,125	2,517	3,359
Interest expense	(990)	(1,312)	(2,198)	(2,668)
Income before income taxes	$62,005	$52,047	$130,481	$110,847

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Adjusted Income Before Income Taxes:
Brady is presenting the non-GAAP measure, “Adjusted Income Before Income Taxes.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes to the non-GAAP measure of Adjusted Income Before Income Taxes:

	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Income before income taxes (GAAP measure)	$62,005	$52,047	$130,481	$110,847
Amortization expense	5,172	4,671	10,513	9,384
Facility closure and other reorganization costs	—	5,654	—	5,654
Non-recurring acquisition-related costs and other expenses	—	—	—	5,059
Adjusted Income Before Income Taxes (non-GAAP measure)	$67,177	$62,372	$140,994	$130,944

Adjusted Income Tax Expense:
Brady is presenting the non-GAAP measure, “Adjusted Income Tax Expense.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Adjusted Income Tax Expense:

	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Income tax expense (GAAP measure)	$13,954	$11,713	$28,494	$23,730
Amortization expense	1,247	1,125	2,536	2,258
Facility closure and other reorganization costs	—	1,413	—	1,413
Non-recurring acquisition-related costs and other expenses	—	—	—	1,265
Adjusted Income Tax Expense (non-GAAP measure)	$15,201	$14,251	$31,030	$28,666

Adjusted Net Income:
Brady is presenting the non-GAAP measure, “Adjusted Net Income.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Adjusted Net Income:

	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Net income (GAAP measure)	$48,051	$40,334	$101,987	$87,117
Amortization expense	3,925	3,546	7,977	7,126
Facility closure and other reorganization costs	—	4,241	—	4,241
Non-recurring acquisition-related costs and other expenses	—	—	—	3,794
Adjusted Net Income (non-GAAP measure)	$51,976	$48,121	$109,964	$102,278

Adjusted Diluted EPS:
Brady is presenting the non-GAAP measure, “Adjusted Diluted EPS.” This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Adjusted Diluted EPS (Note that certain amounts will not foot due to rounding):

	Three months ended January 31,		Six months ended January 31,
	2026	2025	2026	2025
Net income per Class A Nonvoting Common Share (GAAP measure)	$1.01	$0.83	$2.14	$1.81
Amortization expense	0.08	0.07	0.17	0.15
Facility closure and other reorganization costs	—	0.09	—	0.09
Non-recurring acquisition-related costs and other expenses	—	—	—	0.08
Adjusted Diluted EPS (non-GAAP measure)	$1.09	$1.00	$2.30	$2.12

Adjusted Diluted EPS Guidance:

	Fiscal 2026 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$4.62	$4.82
Amortization expense	0.33	0.33
Adjusted Diluted EPS (non-GAAP measure)	$4.95	$5.15